Exhibit 21.1

Subsidiaries

Registrant	Percentage Ownership	Jurisdiction or State of Incorporation

First Advantage Bancorp		Tennessee

Subsidiaries

First Advantage Bank	100%	Tennessee

First Financial Mortgage Corp. (1)	100%	Tennessee

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(1)       Wholly owned subsidiary of First Advantage Bank.